Exhibit 99.1



                      MARATHON UPDATES PRODUCTION FORECAST

         HOUSTON, November 14, 2002 - Marathon estimates its 2003 and 2004 production to average approximately 390,000 to 395,000 barrels of oil equivalent per day (boepd). This compares to estimated 2002 production will average approximately 413,000 boepd.
         The 2003 production forecast is less than expected due to project delays in Norway, as well as slower response time for new production in the Powder River Basin. Production for 2004 is less than the previous forecast of 430,000 to 435,000 boepd, due primarily to delayed production response in the Powder River Basin, permitting delays for the onshore facility associated with the Corrib field off the west coast of Ireland, and uncertainty regarding the development of the Ozona deepwater discovery in the Gulf of Mexico.
         Commenting on the announcement, Marathon president and CEO, Clarence P. Cazalot, Jr., said, "Marathon's base business continues to perform well and is meeting our expectations. However, due to delays in our growth projects in the Powder River Basin, Norway and Ireland, our overall production for the next two years will be lower than previously anticipated. While we are disappointed with the reduction in our production forecast, we continue to project a significant increase in our proven reserve base to approximately 1.4 billion barrels of oil equivalent by the end of 2004, at competitive finding and development costs."
                                      -xxx-
         This release contains forward-looking statements with respect to the timing and levels of the company's worldwide liquid hydrocarbon and natural gas and condensate production, and additional reserves. Some factors that could potentially affect worldwide liquid hydrocarbon and natural gas and condensate production and the exploration drilling program include acts of war or terrorist acts and the governmental or military response thereto, pricing, supply and demand for petroleum products, amount of capital available for exploration and development, occurrence of acquisitions/dispositions of oil and gas properties, regulatory constraints, timing of commencing production from new wells, drilling rig availability and other geological, operating and economic considerations. The forward-looking information related to reserve additions is based on certain assumptions, including, among others, presently known physical data concerning size and character of reservoirs, economic recoverability, technology development, future drilling success, production experience, industry economic conditions, levels of cash flow from operations and operating conditions. The foregoing factors (among others) could cause actual results to differ materially from those set forth in the forward-looking statements. In accordance with the "safe harbor" provisions of the Private Securities Litigation Reform Act of 1995, Marathon Oil Corporation has included in its Annual Report on Form 10-K for the year ended December 31, 2001 and subsequent forms 10-Q and 8-K, cautionary language identifying important factors, though not necessarily all such factors, that could cause future outcomes to differ materially from those set forth in the forward- looking statements.